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                                  EXHIBIT 23.2
            NOTICE REGARDING LACK OF CONSENT OF ARTHUR ANDERSEN LLP

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                                  EXHIBIT 23.2

             NOTICE REGARDING LACK OF CONSENT OF ARTHUR ANDERSEN LLP

Section 11(a) of the Securities Act of 1933 (the "Securities Act") provides that any person acquiring a security pursuant to a registration statement may assert a claim against every accountant who has with its consent been named as having prepared or certified any part of the registration statement, or as having prepared or certified any report or valuation that is used in connection with the registration statement, if that part of the registration statement at the time it becomes effective contains an untrue statement of a material fact, or omits a material fact required to be stated therein or necessary to make the statements therein not misleading (unless it is proved that at the time of such acquisition such person knew of such untruth or omission).

The Form 10-K to which this notice is filed as an exhibit is incorporated by reference into the following registration statements on Form S-8 (the "Registration Statements") filed by SEI Investments Company (the "Company") with the Securities and Exchange Commission ("SEC"), and, for purposes of determining any liability under the Securities Act, is deemed to be a new registration statement for the Registration Statements into which it is incorporated by reference:

File No's. 2-73997, 2-75629, 2-78133, 2-80841, 2-89659, 33-19952, 33-24595,
33-41602, 333-41343, and 333-63709.

On June 14, 2002, at the direction of the Board of Directors of the Company, acting upon the recommendation of the Audit Committee, the Company dismissed Arthur Anderson LLP ("Arthur Andersen") as its independent auditors, effective immediately, and engaged PricewaterhouseCoopers LLP ("PwC") to serve as its independent auditors for the fiscal year ending December 31, 2002. For additional information, see the Company's Current Report on Form 8-K filed with the SEC on June 18, 2002. The Company has been unable to obtain Arthur Andersen's written consent to the incorporation by reference into the Registration Statements of Arthur Andersen's audit report with respect to the Company's consolidated financial statements as of December 31, 2001, and December 31, 2000, and for the fiscal years then ended. Under these circumstances, Rule 437a under the Securities Act permits the Company to file this Annual Report on Form 10-K without a written consent from Arthur Andersen. As a result, however, Arthur Andersen will not have any liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen or any omissions of a material fact required to be stated therein. Accordingly, you would be unable to assert a claim against Arthur Andersen under Section 11(a) of the Securities Act for any purchases of the Company's securities pursuant to the Registration Statements made on or after the date of this Annual Report on Form 10-K. To the extent provided in Section 11(b)(3)(C) of the Securities Act, however, other persons who are liable under Section 11(a) of the Securities Act, including the Company's officers and directors, may still rely on Arthur Andersen's original audit reports as being made by an expert for purposes of establishing a due diligence defense under Section 11(b) of the Securities Act.